UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007 (October 31, 2007)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 31, 2007, OMNI Energy Services Corp. (“OMNI”) issued a press release updating its earnings guidance with respect to its annualized pro forma adjusted EBITDA for the fiscal year ending December 31, 2007. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

On October 31, 2007, OMNI announced the execution of a non-binding letter of intent (the “Letter of Intent”) to acquire certain assets of B.E.G. Liquid Mud Services Corp. (“B.E.G.”) for $11.75 million in cash and promissory notes. BEG is headquartered in Giddings, Texas and maintains a workforce of approximately 50 employees with drilling fluid distribution facilities located in Woodville, Bryan and Giddings, Texas. Closing is expected in the fourth quarter of 2007.

Completion of the acquisition is subject to negotiation and execution of an asset purchase agreement with terms acceptable to both parties, completion of due diligence satisfactory to OMNI, approval by Board of Directors of both companies and OMNI’s senior lending institutions. The cash portion of the purchase price ($7.75 million) will be paid from available working capital.

The press release announcing signing of the Letter of Intent is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated October 31, 2007 issued by OMNI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: November 6, 2007
	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President